Exhibit 14.1

EXHIBIT A

ITEM 9 LABS CORP.

(THE “COMPANY”)

CODE OF CONDUCT AND ETHICS

INTRODUCTION

This Code of Conduct and Ethics (the “Code”) of the Company applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, pursuant to Item 406 of Regulation S-K, as well as directors, officers, and employees, pursuant to the listing standards of Rule 5610 of the NASDAQ Stock Market (“NASDAQ”). The foregoing persons shall collectively be referred to herein as the “Covered Persons” and individually as a “Covered Person.” The purpose of the Code is to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) or NASDAQ, and in other public communications made by the Company;
•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

This Code is intended to qualify as a "code of conduct" within the meaning of NASDAQ Rule 5610 and as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

STANDARDS OF CONDUCT

The Covered Persons are subject to the following standards of conduct. Each Covered Person will:

•	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest (as described under the heading "Conflicts of Interest" below) in personal and professional relationships;
•	Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC or NASDAQ, and in other public communications made by the Company;
•	Comply with applicable governmental laws, rules and regulations as well as the rules and regulations of NASDAQ and any other self-regulatory organizations of which the Company is a member;
•	Promptly report any violations of the Code to a supervisor or manager, the Company's Chief Executive Officer or the Board of Directors, or Nominations and Governance Committee thereof;
•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated; and
•	Take reasonable measures to protect the confidentiality of non-public information about the Company and to prevent the unauthorized disclosure of such information unless such disclosure is required by applicable laws or regulations or other legal or regulatory processes.

CONFLICTS OF INTEREST

All Covered Persons should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a Covered Person, or a member(s) of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, Covered Persons and their respective family members may create conflicts of interest. Federal law prohibits the Company from giving loans to directors and executive officers.

Except as set forth below, Covered Persons shall not accept personal gifts (monetary or non-monetary), payments, fees, services, or privileges without a business purpose from the Company or outside parties which do or might do business with, or are competitors of, the Company. The Company shall establish appropriate annual reporting procedures for all such items. In the event a Covered Person receives such an item, he or she should immediately notify his or her supervisor or manager, the Company's Chief Executive Officer or the Board of Directors, or Nominations and Governance Committee thereof. If practical, the gift must be returned to the sender or given as a donation to a local charity. Covered Persons may occasionally accept gifts of limited value which are consistent with business practices; however, cash gifts are prohibited. Such gifts which are consistent with business practices are gifts that cannot influence or be perceived as influencing judgment of the recipient, embarrass the Company, or are of such value as to have an impact on the recipient or the operations of the Company. Reasonable entertainment is permitted if for a business purpose.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You may encounter potential conflicts of interest in a variety of situations. Some of the more likely areas are relationships with customers or suppliers, especially relating to entertainment situations or gifts, and financial or other dealings with outside organizations that do business with our Company.

Any proposed related party transaction, as such term is described in Item 404 of Regulation S-K, involving the Company and a Covered Person, in which a Covered Person has a direct or indirect material interest, shall be analyzed and reviewed by the Nominations and Governance Committee of the Board of Directors, for potential conflicts of interest.

To provide for the ethical handling of conflicts, Covered Persons are required to promptly report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to a supervisor or manager, the Chief Executive Officer or the Board of Directors, or Nominations and Governance Committee thereof. Additionally, directors of the Company should recuse themselves from participation in any decision of the Board in which there is a conflict between their private interests and the interests of the Company.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult a supervisor or manager, the Company's Chief Executive Officer or the Board of Directors, or Nominations and Governance Committee thereof. Any Covered Person who becomes aware of a conflict or potential conflict of interest should bring it to the attention of management or consult the procedures described in this Code.

CONFIDENTIALITY

Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is required by applicable laws or regulations or other legal or regulatory processes. Confidential information includes all non-public information that may be of use to competitors of the Company, or harmful to the Company if disclosed.

PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the Company's filings with the SEC be full, fair, accurate, timely and understandable. Depending on his or her position with the Company, a Covered Person may be called upon to provide necessary information to assure that the Company's public reports filed with the SEC or otherwise made to the public are full, fair, accurate, timely and understandable. The Company expects Covered Persons to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

COMPLYING WITH LAW

All Covered Persons should respect and comply with all of the laws, rules and regulations which are applicable to the Company. Such legal compliance includes, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and Covered Persons. Generally, Covered Persons who have access to, or knowledge of, confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information.

Please consult your supervisor or manager, the Company's Chief Executive Officer or the Board of Directors, or Nominations and Governance Committee thereof, if you have any questions with regard to the applicability of, and compliance with, any specific laws, rules and regulations, including the insider trading policies of the Company and related securities laws.

REPORTING VIOLATIONS

Covered Persons who are concerned that violations of this Code, or that other illegal or unethical conduct by Covered Persons have occurred or may occur should promptly contact their supervisor or manager, the Company's Chief Executive Officer or the Board of Directors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected to the extent possible. The Company strictly prohibits any retaliation against a Covered Person who, in good faith, reports known or suspected violations.

ACCOUNTING COMPLAINTS

The Company's policy is to comply with all financial reporting and accounting regulations applicable to the Company. If any Covered Person has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to a supervisor or manager, the Company's Chief Executive Officer or the Board of Directors, or Nominations and Governance Committee thereof. Confidentiality will be maintained to the extent possible. Such submissions may also be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

ACCOUNTABILITY AND ADHERENCE

The Board of Directors, or Nominations and Governance Committee thereof, will investigate any reported violations of this Code and will determine appropriate disciplinary actions, up to and including termination of employment or removal as an officer or director. Such disciplinary actions will be based on the facts and circumstances of each particular case and shall be reasonably designed to deter wrongdoing and promote accountability for adherence to the Code. Violations of this Code may also constitute violations of law which may result in criminal or civil penalties.

WAIVERS AND AMENDMENTS

Waivers of or amendments to this Code must be approved by the Board of Directors, or the Nominations and Governance Committee thereof. Waivers will be granted on a case-by-case basis in the sole discretion of the Board of Directors or its Nominations and Governance Committee, and any such waiver or amendment shall be publicly disclosed to the extent required by the SEC or NASDAQ.

CONCLUSION

This Code contains general guidelines for conducting the business of the Company with a high standard of business ethics. Please contact a supervisor or manager, the Company's Chief Executive Officer or the Board of Directors, or Nominations and Governance Committee thereof, with any questions about compliance with this Code. This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right without prior notice and at any time, to amend, supplement or discontinue this Code and the matters addressed herein, subject to the disclosure and other applicable provisions of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and the applicable NASDAQ rules.

CERTIFICATION REGARDING CODE OF CONDUCT AND ETHICS

OF

ITEM 9 LABS CORP.

The undersigned hereby certifies that the undersigned:

1.	Has received, read and retained a copy of the Code of Conduct and Ethics (the "Code") of ITEM 9 LABS CORP. (the “Company”), and understands the Code and the responsibilities of the undersigned thereunder; and

2.	Will comply with the Code in connection with all activities undertaken by the undersigned, or in which the undersigned participates or provides assistance, while in the service of the Company.

Date: _____________________	___________________________
By:________________________
Title: ______________________